UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

June 21, 2010
Date of Report (Date of earliest event reported)

The China Fund, Inc.
(Exact name of registrant as specified in its charter)

Maryland	811-05749	000000000
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o State Street Bank and Trust Company
2 Avenue de Lafayette,
P.O. Box 5049, Boston, Massachusetts	02206-5049
(Address of principal executive offices)	(Zip Code)

1(888)246-2255
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

SIGNATURES

Section (c)(1)

Ms. Tracie A. Coop was appointed Assistant Secretary of the Registrant on June 17, 2010.

Section (c)(2)

Ms. Coop is 33 years of age.  No other arrangements or understandings with the officer and the registrant exist except the arrangements or understandings related to the officer acting solely in the capacity of her office.  No family relationships exist between Ms. Coop and any director, officer or any other person nominated or chosen by the Registrant to become an officer.

Ms. Coop’s business experience during the past five years is as follows: Vice President and Senior Counsel, State Street Bank and Trust Company 10/2007 – present; Associate Counsel and Manager, Natixis Asset Management Advisors L.P., 2006-2007; Associate Counsel, Natixis Asset Management Advisors L.P., 2005-2006.  None of the listed employers are affiliated to the Registrant.

Ms. Coop has not engaged in any transactions since the beginning of the Registrant's last fiscal year, or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which she was related person with a direct or indirect material interest.

Section (c)(3)

There is no material plan, contract or arrangement (whether or not written) to which a Ms. Coop is a party or in which she participates that is entered into or material amendment in connection with the triggering event or any grant or award to Ms. Coop or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The China Fund, Inc. (Registrant)
Dated: June 21, 2010	/s/ Elizabeth A. Watson Name: Elizabeth A. Watson Title: Secretary